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                                                                      EXHIBIT 16

December 20, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Gentlemen:

On December 17, 2001, Ernst & Young LLP (E&Y) resigned as independent auditors of RVM Industries, Inc. (the "Company"). We have read Item 4 of the Company's Form 8-K dated December 17, 2001, and we are in agreement with the statements contained in paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                           /s/ Ernst & Young LLP